Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated September 24, 2020 (the “Effective Date”), is made and entered into by and between Tauriga Sciences, Inc., a Delaware corporation, with an address of 555 Madison Avenue, 5th Floor, New York, NY 10022 (“Licensee”), and Think Big, LLC, a Delaware limited liability company, with an address of 1920 Hillhurst Avenue, #120, Los Angeles, CA 90027 (“Licensor”). Licensee and Licensor may hereinafter be referred to, collectively, as the “Parties” or, individually, as a “Party.”

A. Licensor has developed and owns certain Licensed IP (as defined below) as set forth in Schedule A;

B. Licensee is in the business of manufacturing, processing, distributing and selling industrial hemp-derived Cannabidiol (“CBD”) and Cannabigerol (“CBG”) infused products (the “Business”);

C. Licensee desires to use the Licensed IP to manufacture, process and sell Licensed Products (as defined below) in the Territory (as defined below) under an exclusive license, and Licensor desires to license the Licensed IP to Licensee, subject to the terms and conditions set forth herein; and

D. The Parties mutually desire to work together and collaborate in the marketing and promotion of the Licensed Products in the Territory, subject to the terms and conditions set forth herein.

Initials:
Licensee	Licensor

NOW THEREFORE, the Parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

ARTICLE I. DEFINITIONS

Section I.1 Definitions. The following terms, as used herein, have the meanings specified or referred to in this Article I. In addition, terms which are capitalized and defined elsewhere in this Agreement shall have the meaning given to them where they are so defined.

“Applicable Law” means the Farm Bill (as defined below), Import and Export Control Laws (as defined below), and any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Agency (as defined below), and any additional, amended, supplemental or replacement laws or regulations in the States of California and New York, or the applicable local jurisdiction.

“Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Authorized Channels” means the channels in the Territory set forth in Schedule D, as mutually amended in writing by the Parties from time to time.

“Colors” means the colors or combination of colors for the Packaging Materials listed in Schedule B, as mutually amended in writing by the Parties from time to time.

“Confidential Information” means information (a) identified by the disclosing Party as confidential, or (b) is reasonably understood by the receiving Party to be confidential, and includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to a Party’s business processes, owners, financial interest holders, controlling persons, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, work-in-process, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, marketing information, pricing information, design information, payroll information, personnel information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, buyer lists, Intellectual Property, Improvements and both the existence and the terms of this Agreement. Licensor’s Confidential Information expressly includes, without limitation, the Licensed IP and any information not generally known to the public about the personal lives of Christopher Wallace (aka “The Notorious B.I.G.” or “Biggie Smalls”), C.J. Wallace, Willie Mack and/or their respective family members (including, by way of example and not limitation, the business activities, personal activities, views, conduct, lifestyles, preferences, and background of any of them, the friends and associates of any of them), and those persons with whom any of them do business or have dealings.

“Farm Bill” means the 2014 Farm Bill and/or the 2018 Farm Bill, as applicable, including the regulations promulgated thereunder, as may be amended.

“Flavors” means the flavors for the Licensed Products listed in Schedule B, as mutually amended in writing by the Parties from time to time.

“Governmental Agency” shall mean: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Import and Export Laws” means (i) all Applicable Laws of the United States relating to economic sanctions, trade embargoes, exports and imports, and similar matters, including the U.S. Export Administration Regulations and the U.S. International Traffic in Arms Regulations, and (ii) all other Applicable Laws in any foreign countries in which the Business is being, or has been, conducted.

“Improvement” means any addition, alteration, change, development, derivative, enhancement, add-on, plug in or any modification to Intellectual Property.

“Intellectual Property” includes the following:

(a)	Work product, including without limitation, test results, databases and notebook entries developed or made as a result of the performance of the Agreement (“Data”);

(b)	Any art or process, method, machine, manufacture, design, formulation, or composition of matter, or any new and useful improvement thereof, or any variety of plant, which is or may be patentable under the patent laws of the United States (“Inventions”);

(c)	Standard operating procedures, formulation, recipes, technical information, blue prints, production technology, packaging methodologies, information, distribution and sales networks and skills (“Know-How”);

(d)	Brands, trademarks, logos, slogans, trade dress and service marks, whether registered or unregistered (“Trademarks”);

(e)	Any information whatsoever that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and/or which qualifies as a trade secret within the meaning of the Uniform Trade Secrets Act (“Trade Secret”);

(f)	Original works of authorship fixed in a tangible medium of expression under the copyright laws of the United States (“Works”).

“Licensed IP” means, individually and collectively, (a) Licensor’s claim of free and clear common law trademark ownership rights and title to the “Frank White” brand name and certain related intellectual property, any other trademarks, service marks, copyrights, information and/or marketing materials related to the “Frank White” brand name, marks including, without limitation, those names and marks set forth in Schedule A hereto (the “Frank White Marks”), and any variations thereof; (b) all trademark applications and registrations owned or controlled by Licensor and listed on Schedule A (as may be amended from time to time by Licensor) and all Intellectual Property derived from such Licensor Trademarks, together with any and all Improvements thereto, and any Licensor Trademarks applied for or registered therefrom; (c) with respect to all other Intellectual Property, all Know-How, Trademarks, Trade Secrets and Works that are specifically provided by Licensor to Licensee, pursuant to the terms of this Agreement, to enable the manufacturing, marketing, distribution, use and/or sale of the Licensed Products, together with any and all Improvements thereto; (d) all Packaging Materials (as defined below), together with any and all Improvements thereto; (e) all Marketing Materials (as defined below), together with any and all Improvements thereto (d) all derivative works involving the Licensed IP, together with any and all Improvements thereto.

“Licensed Products” means the industrial hemp-based CBD and/or CBG infused goods described in Schedule B branded with the Licensed IP.

“Marketing Materials” means the displays, advertisements and promotional materials used or developed by Licensor and/or Licensee during the Term of this Agreement in connection with Licensee’s promotion and sale of the Licensed Products.

“Net Sales” means the actual gross amounts received by or on behalf of Licensee for the sale of the Licensed Products minus the costs of the following: the addition of the Frank White Marks on the subject products, commissions, returns, refunds, adjustments, chargebacks, discounts, retail programs costs, taxes, duties, credit card fees, merchant charges, e-commerce fees, insurance, and shipping and handling.

“Packaging Materials” means any packaging and materials bearing the Frank White Marks identified on Schedule A.

“Territory” means (i) all states in the United States where the sale of the Licensed Products is permitted by applicable state and local law, and (ii) any foreign countries where the distribution and sale of the Licensed Products would be permitted by Applicable Law, including Import and Export Laws.

ARTICLE II.

EXCLUSIVE LICENSE; OWNERSHIP OF LICENSED IP

Section II.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license (“License”) to use the Licensed IP to manufacture, package, label, market, sell and distribute the Licensed Products solely in the Territory via the Authorized Channels. Notwithstanding the foregoing, Licensor may license the Licensed IP to commercialize any other products or product lines that are not substantially similar to the Licensed Products. For the purposes of clarity, and by way of example only, Licensor may grant a license to a third party to use the Licensed IP to manufacture, package or sell “Frank White” branded cannabis products because the Parties acknowledge and agree that cannabis products are not substantially similar to the hemp-based Licensed Products contemplated herein. No rights are conveyed or licensed to Licensee for any activities or conduct occurring directly or indirectly outside the Territory.

Section II.2 Terms of Use; Ownership of Licensed IP.

(2.a) Licensor owns all right, title, goodwill, and interest in and to the Licensed IP. The Parties agree that the Licensed IP shall remain exclusive to Licensor and will not be offered by Licensee to any third party, or utilized by Licensee for its own benefit in any way or form, except as expressly provided in this Agreement and in accordance with Applicable Law.

(2.b) Licensee acknowledges Licensor’s sole ownership of and exclusive right, title and interest in and to any intellectual property rights related to the Licensed IP provided to Licensee under this Agreement, including all goodwill associated therewith and all rights relating thereto.

(2.c) Licensee shall sign all documents reasonably necessary to perfect the rights of Licensor in such Licensed IP upon reasonable request of Licensor. Licensee agrees and acknowledges that it shall not attempt to procure any intellectual property rights from the Licensed IP, and that any improvements or derivatives derived by Licensee from the Licensed IP and/or the Licensed Products shall inure to the benefit of Licensor and be the sole property of Licensor.

(2.d) Licensee agrees and acknowledges that it shall not reverse engineer any Licensed IP.

(2.e) Licensee warrants and agrees that it shall take no steps, nor shall it interfere, with any attempts by Licensor to protect any rights, intangible or otherwise, in any Licensed IP with any governmental or quasi-governmental authority.

(2.f) Licensee warrants and agrees that it shall take no steps to assert any claim against Licensor, or any third party, in any ownership rights or other intellectual property rights, in the Licensed IP or any Improvements or derivatives thereof. Licensee acknowledges and agrees that it shall not at any time adopt or use, without Licensor’s prior written consent, any name or branding that is similar to or likely to be confused with the Frank White Marks, nor shall it attempt to register or own any certificates of registration for any name or marks similar to the Frank White Marks.

(2.g) Nothing contained herein shall be construed as an assignment or grant to Licensee of any title or ownership interest in or to the Licensed IP. All rights in the Licensed IP not expressly granted to Licensee under this Agreement are expressly reserved by Licensor for itself or its Affiliates. This Agreement confers no license or rights by implication, estoppel, or otherwise under any Intellectual Property connected to this Agreement.

(2.h) Licensee shall not create any derivative works involving the Licensed IP (“Derivative Works”), without the prior written consent of Licensor, which consent may be withheld in Licensor’s sole and absolute discretion. In the event that any Party creates any Derivative Works, Licensee acknowledges and agrees that such Derivative Works shall be the sole property of Licensor from the date of creation, and Licensee hereby irrevocably assigns, transfers and conveys all of its rights, title and interest in and to these Derivative Works, and any part thereof. To the extent that this assignment cannot be made at present, Licensee agrees to assign to Licensor all of its right title, title and interest in and to these Derivative Works, and any part thereof.

(2.i) All advertising, artwork, designs, Packaging Materials, Marketing Materials and Derivative Works, or any reproduction thereof, shall, notwithstanding their invention or use by Licensee, be and remain the property of Licensor; provided, however that such items shall become part of the Licensed IP, and Licensee shall be entitled to use them to the extent permitted by this Agreement.

(2.j) The Licensed IP and any goodwill derived from the use by Licensee of the Licensed IP inure to the benefit and are the sole and exclusive property of Licensor.

(2.k) Licensee may not execute any agreement, contract, registration or any document that indicates or implies that it owns or has an ownership interest in the Licensed IP. Licensee shall not dispute or challenge, or assist any person, entity or organization in disputing or challenging Licensor’s rights in and to the Licensed IP. Licensee will promptly notify Licensor in writing of any infringement of or challenges to the Licensed IP which come to Licensee’s attention. Licensee shall not, on its own, cause or support, directly or indirectly, a third party, other than Licensor or Licensor’s authorized agents, to file any application or seek registration of Licensor trademarks, alone or in combination with other words and/or symbols, or any similar mark anywhere in the world. Licensee shall not grant or attempt to grant a security interest in, or otherwise encumber, the Licensed IP or record any such security interest or encumbrance against any application or registration regarding the Licensor trademarks in the United States Patent and Trademark Office or elsewhere in the world.

(2.l) Licensor does not grant to Licensee, and nothing in this Agreement shall be construed as granting to Licensee, the right to license, sublicense or authorize authors to use the Licensed IP or the Licensed Developments. The License granted under this Agreement may not be assigned, pledged, encumbered or otherwise transferred by Licensee, voluntarily or involuntarily, by operation of law or otherwise, without Licensor’s prior written consent, and any attempt to do so will immediately void the License granted under this Agreement.

Section II.3 Specifications.

(1.a) Licensee acknowledges and is familiar with the high standards, quality, style and image of Licensor and Licensee shall ensure that the Licensed Products and its use of the Licensed IP conform to the quality control standards of Licensor. Licensee shall not use the Licensed IP on or in association with any product, device or service other than the Licensed Products without the express written consent of Licensor.

(1.b) All of the Licensed Products shall be Kosher certified, Halal certified, vegan formulated and sourced from industrial hemp grown in compliance with Applicable Law.

(1.c) Licensee shall not use the Frank White Marks in connection with any products other than the Licensed Products listed on Schedule B of this Agreement without the prior written consent of Licensor.

(1.d) Licensee shall use best commercial efforts to ensure that sufficient time and resources are allocated to accommodate the production, marketing and sale of the Licensed Products in accordance with the terms of this Agreement.

(1.e) Licensee shall ensure that all finished Licensed Products pass the most stringent level of hemp testing available and that such testing is performed by an independent and properly licensed testing laboratory in compliance with Applicable Law.

(1.f) Licensee shall not make any warranties, express or implied, concerning any Licensed Product on behalf of Licensor.

Section II.4 Compliance with Applicable Law.

(1.a) All manufacturing, packaging, testing, labeling, storage, sale, distribution, and marketing of the Licensed Products and all other actions or inactions pursuant to this Agreement by Licensee shall at all times be in strict compliance with Applicable Law.

(1.b) Licensee shall be solely responsible for identifying the appropriate geographical areas for the Territory.

(1.c) Notwithstanding any provision in this Agreement to the contrary, Licensor shall never take possession of or title to any hemp compounds, biomass, or any other raw material or elements derived from any hemp plant or plants, to be used in the production and/or manufacture of the Licensed Products.

ARTICLE III.

EXCLUSIVE FLAVORS; PRODUCT SALES; OBLIGATIONS;

PACKAGING AND LABELING.

Section III.1 Exclusive Flavors and Colors. The Parties acknowledge and agree that, during the Term, any Flavors and Colors set forth in Schedule B shall be exclusive to the Licensed Products and will not be offered by Licensee for use or sale to any other hemp or cannabis brands or businesses in the Territory, or utilized by Licensee for its own benefit in any way or form, except as expressly provided in this Agreement. s

Section III.2 Product Prices. Prior to the distribution or sale of the Licensed Products, the Parties shall mutually agree in writing upon the wholesale or advertised prices for the Licensed Products (the “Prices”).

Section III.3 Authorized Channels.

(1.a) Licensee shall not sell, offer, to sell or advertise the Licensed Products outside of the Authorized Channels. Licensee acknowledges that the License extends only to the Authorized Channels specified herein and Licensee agrees that it will not solicit, make, or authorize any use, direct or indirect, of the Licensed Products outside the Authorized Channels without Licensor’s specific written approval and it will not knowingly sell or distribute the Licensed Products to persons or entities (herein “customers”) who intend or are likely to resell the Licensed Products outside of the Authorized Channels. Licensee shall advise all customers of the obligation to sell the Licensed Products only within the Authorized Channels. If Licensee becomes aware that Licensed Products are being sold, offered for sale or advertised outside of the Authorized Channels, Licensee shall promptly inform Licensor of the relevant information concerning same. Additionally, upon request of Licensor, Licensee shall promptly inform Licensor of information concerning sales of Licensed Products outside the Authorized Channels to the extent that Licensee has or can obtain such information. To the fullest extent permitted by Applicable Law, Licensor shall have no liability whatsoever for any claims or injuries arising from the sales of Licensed Products made outside the Territory and/or Authorized Channels. This Section 3.03(a) shall survive the expiration or termination of this Agreement.

(1.b) The Parties acknowledge and agree that any Licensed Products distributed to Authorized Channels which were introduced by Licensor to Licensee shall be distributed by Licensee to such Authorized Channels pursuant to pricing and payment terms and conditions as mutually agreed upon by the Parties.

Section III.4 Licensee’s Obligations.

(a) Marketing and Promotion. During the Term, Licensee shall use commercially reasonable efforts to further the promotion, marketing, and sale of the Licensed Products to Authorized Channels in the Territory.

(b) Compliance with Quality Standards. Licensee shall manufacture the Licensed Products in compliance with Licensor’s quality standards and make no changes to any of Licensor’s branding, packaging, or marketing, unless such changes are approved in writing by Licensor or otherwise required by Applicable Law;

(c) Raw Materials and Ingredients. Licensee shall source and obtain all hemp biomass, raw materials and any other ingredients required for the manufacturing of the Licensed Products in accordance with Applicable Law;

(1.g) Approvals of Packaging Materials and Marketing Materials. Licensee shall obtain Licensor’s prior written approval for all Packaging Materials and Marketing Materials bearing the Frank White Marks, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Parties acknowledge and agree that Licensee shall be solely responsible for reviewing the Packaging Materials and Marketing Materials for compliance with Applicable Law. Licensee shall not sell or resell the Packaging Materials or Marketing Materials except as used in connection with the Licensed Products as authorized in this Agreement, without the prior written consent of the Licensor.

(d) Distribution, Sales and Customer Service. Licensor shall manage and oversee all distribution, Authorized Channels accounts, pricing, terms and conditions, and customer service for the Licensed Products; and

(e) Forecasts. By the 15th day of each calendar month during the Term, Licensee shall furnish Licensor with a good faith rolling ninety (90) day forecast of purchase orders for the Licensed Products (the “Forecasts”). Licensee will use its commercially reasonable efforts to maintain sufficient inventory of the Licensed Products to meet Licensee’s likely needs based on such Forecasts and each customer’s historical purchase history from Licensee.

Section III.5 Licensor’s Obligations.

(e.a) Marketing and Promotion. During the Term, Licensor shall collaborate with Licensee and provide those certain marketing and promotional services outlined in Schedule E (the “Licensor Services”). Licensor’s obligations to further the sale of the Licensed Products and perform the Licensor Services shall be strictly limited to promotion and marketing of the Licensed Products and any other products bearing the Frank White Marks. All costs associated with the Licensor Services shall be borne solely by Licensor. Notwithstanding anything to the contrary herein, Licensor shall not engage in any industrial hemp activity with respect to the Licensed Products and such activity shall only be carried out by Licensee.

Section III.6 Labeling and Packaging of Products. Licensee shall only package the Licensed Products in the Packaging Materials approved by Licensor. Notwithstanding the foregoing, Licensee shall be solely responsible for complying with Applicable Law and the following packaging and labeling requirements:

(a.a) Tamper Seal. Attaching a tamper evident label to every Licensed Product (“Tamper Seal”) in accordance with Applicable Law. If the Licensed Products have multiple layers of packaging, the Tamper Seal can be attached to either outer or inner layer of packaging.

(a.b) Compliance Label. Attaching a compliance label to the outer packaging layer of the Licensed Products, which shall include a QR code (a “QR Code”), the cannabinoid content, Licensee’s legal name and phone number or website, the date of packaging, and a list of all ingredients, allergens, expiration or use by date (if applicable) (the “Compliance Label”).

(a.c) Co-Branding. To the extent allowed by Applicable Law, all Packaging Materials for the Licensed Products shall include both Licensee’s Marks and the Frank White Marks, each of which shall be of similar size and prominence to each other to the fullest extent practicable.

ARTICLE IV.

ROYALTY; QUARTERLY MARKETING FEE; STATEMENTS

Section IV.1 Royalty. In consideration of the License, Licensee shall pay to Licensor the royalties specified in Schedule C (the “Royalties,” and singularly, a “Royalty”) based on Net Sales.

Section IV.2 Royalty Payments. On or before the 15th day of each calendar month, Licensee shall remit to Licensor all Royalties earned during the immediately preceding calendar month.

Section IV.3 Royalty Statement. With each Royalty payment, Licensee shall submit or cause to be submitted to Licensor a statement in writing, certified to be true and correct by an officer of Licensee that includes all information relevant to the calculation of the applicable Royalty, including:

(3.a) the period for which the Royalty was calculated;

(3.b) the number, description, aggregate invoiced prices, and revenue of all Cannabis Flower sold during the applicable period;

(3.c) the number of Licensed Products sold or distributed from all sources during the applicable period;

(3.d) a clear computation of the Royalty; and

(3.e) any other details Licensor may reasonably require.

Section IV.4 Marketing Fee. In consideration of the Licensor Services, Licensee shall pay to Licensor, in addition to all Royalties payable hereunder, the quarterly fee set forth in Schedule E (the “Marketing Fees,” and singularly, a “Marketing Fee”).

Section IV.5 Marketing Fee Payments. The initial Marketing Fee shall be remitted to Licensor within ten (10) business days of the Effective Date. The subsequent Marketing Fees shall be payable to Licensor every ninety (90) calendar days thereafter.

Section IV.6 Late Payments. In the event that a payment required pursuant to this Article IV is not received by Licensor when due, Licensee shall pay to Licensor interest on such unpaid amount at a rate equal to interest and charges at the lower of the then current prime lending rate as published by The Wall Street Journal, Eastern U.S. Edition plus two (2%) percentage points or the maximum rate of interest allowed by Applicable Law on the total overdue undisputed amount, and if it becomes necessary for Licensor to undertake legal action to collect said amount, Licensee shall pay reasonable, documented legal fees and costs incurred by Licensor in connection therewith. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section V.1 Licensor’s Representations and Warranties to Licensee. Licensor represents and warrants that:

(1.a) Licensor has the full right and authority to enter into this Agreement and to grant the License;

(1.b)        Licensor owns all legal rights, title and interest in the Licensed IP;

(1.c) The License granted hereunder: (i) does not infringe upon or violate the rights of any third parties; (ii) Licensor has no agreements with any third party or any commitments or obligations which conflict in any way with its obligations under this Agreement, (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Licensed IP has been made against Licensor or, to the present knowledge of Licensor, is threatened, and (iv) Licensor has not received any notice of, nor to the present knowledge of Licensor, are there any facts which indicate to Licensor a likelihood of any infringement by, or conflict with, any third party with respect to the Licensed IP.

Section V.2 Licensee’s Representations and Warranties to Licensor. Licensee represents and warrants that:

(2.a) Licensee has the full right and authority to enter into this Agreement and to receive the grant of the License;

(2.b) Licensee shall ensure that any Licensed Products and any other products sold under this Agreement or in connection with the Licensed IP will comply with all Applicable Law and Licensor’s quality control standards;

(2.c) Licensee has all permits, licenses, authorizations and any other similar approvals advisable or necessary for the conduct of its business, and Licensee is not in default in any material respect under any of such permits, licenses, authorizations or other similar approvals;

(2.d) Licensee has implemented, maintained and complied in all material respects with internal compliance oversight procedures designed to detect and prevent violations of any Applicable Laws relevant to the industrial hemp industry;

(2.e) Licensee has no agreements with any third party or any commitments or obligations which conflict in any way with its obligations under this Agreement;

(2.f) Licensee shall adhere to the exclusive use of the Flavors for the Licensed Products, unless otherwise instructed by Licensor or agreed by the Parties in writing;

(2.g) Licensee shall only use the Frank White Marks in connection with the Licensed Products unless otherwise authorized by Licensor in writing;

(2.h) Licensee shall use the appropriate ™ or ® symbol in connection with the Frank White Marks, provided such use is authorized by Licensor in writing; and

(2.i) The Licensed Products shall be: (i) free of defects in materials and workmanship for such Licensed Product’s stated shelf life (the “Warranty Period”); (ii) of merchantable quality; (iii) fit and safe for the use(s) normally intended; and (iv) not produced, manufactured, packaged or labeled for the purpose of misleading the public or avoiding compliance with Applicable Law.

ARTICLE VI.

TERM AND TERMINATION

Section VI.1 Term. The term of this Agreement shall commence as of the Effective Date and expire on the date that is two (2) years thereafter (the “Term”), unless sooner terminated by either Party pursuant to Section 6.02 below.

Section VI.2 Termination.

(a) By Either Party. Subject to Section 6.02(c), either Party may terminate this Agreement prior to expiration of the Term upon thirty (30) days’ written notice to the other Party for:

(a.i) Breach of this Agreement that remains uncured for fifteen (15) days after written notice of the breach to the other Party;

(a.ii) If either Party ceases operations, makes a general assignment for the benefit of creditor or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding;

(a.iii) If either Party fails to perform and provide expected/projected results as intended under this mutual agreement.

(b) By Licensor. Licensor may immediately terminate this Agreement prior to the expiration of the Term for:

(b.i) A material violation by Licensee of any Applicable Law as it relates to the manufacturing, marketing, promotion, use or sale of the Licensed Products;

(b.ii) An incurable breach (as reasonably determined by Licensee in its sole discretion);

(b.iii) Any misappropriation, transfer, or misuse of the Licensed IP in violation of the terms of this Agreement, as reasonably determined by Licensee in its sole discretion; or

(b.iv) Licensee’s failure to adhere to Licensor’s quality control standards.

(c) Other Termination. This Agreement shall automatically terminate:

(c.i) Automatically upon a final, non-appealable decision by a Federal, State or Local administrative or regulatory body in which either Party operates which would render the activities contemplated hereunder illegal, unenforceable or otherwise commercially impracticable;

(c.ii) If the Parties determine that this Agreement does or reasonably could be determined to violate any Applicable Laws applicable to the Parties, their Affiliates, and enforcement for violation of such Applicable Laws is likely to result in substantial civil or criminal liability or otherwise have a material and detrimental effect on the Parties; or

(c.iii) In the event that the obligations of the Parties and the transactions contemplated under this Agreement cease to be legal under Applicable Law, or if there is risk of federal prosecution for violation of federal law, even if the Parties are fully compliant with Applicable Law and such prosecution may result in incarceration, criminal and civil penalties and/or forfeiture of property.

Section VI.3 Effects of Expiration and/or Termination. Upon termination or expiration of this Agreement for any reason, the obligations of each Party shall cease and all licenses granted to Licensee shall terminate, except that Licensee shall:

(a) Immediately pay Licensor any unpaid Royalties (as defined herein) and any and all monies owned pursuant to Schedule C up to the effective date of termination or expiration, subject to Section 6.03(c); and

(b) Upon request from Licensee, immediately: (i) cease all use of the Licensed IP;

(ii) cease all use of the Frank White Marks; (iii) return to Licensor all Packaging Materials, Marketing Materials and any other documentation and/or materials, and all copies thereof, related to the Licensed IP; and (iv) all Licensed Products then-existing in Licensee’s inventory, and any all other products bearing the Frank White Marks. Licensor may, in addition to enforcing its rights under Section 6.03(a) and this Section 6.03(b), enter into the Facility to cause and/or confirm that: (x) all Licensed Products then- existing in Licensee’s inventory have been destroyed, and any all other products bearing the Frank White Marks, have been destroyed; and (y) Licensee has ceased all use of the Packaging Materials, Marketing Materials, Frank White Marks and any other proprietary information provided to Licensee by Licensor pursuant to this Agreement, or derived therefrom. Licensee shall provide Licensor with reasonable written notice of the date and time any destruction of Licensed Products derived therefrom shall take place at its Facility so that a Licensor’s representative can be present at the time of destruction.

Section VI.4 Sell-Off Period. Subject to the provisions of Section 6.03, upon expiration or termination of this Agreement, Licensee may continue to sell its inventories of finished Licensed Products in accordance with the terms of this Agreement; provided, however, that Licensee obtains Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Licensee shall only be permitted to sell off the Licensed Products at a discount up to a maximum of 25% off the Prices. Without limiting the generality of the foregoing, Licensee, other than in the course of disposing of its existing inventories of finished Licensed Products, Licensee shall cease all display, advertising, and use of the Frank White Marks in accordance with Section 6.03(b).

ARTICLE VII.

CONFIDENTIAL INFORMATION

Section VII.1 Confidential Information. The Parties agree that the Licensed IP is Confidential Information. Each Party shall maintain, and use its best efforts to cause its employees, members, agents, and independent contractors to maintain and protect the confidentiality of all Confidential Information with the same care and safeguards used to maintain and protect the confidentiality of its own information of like character, but in no event less than reasonable care under the circumstances. Notwithstanding the foregoing, each Party acknowledges that the other Party may, in its ordinary course of business, be required to disclose all or a portion of the Confidential Information to Recipients, as defined above. Each disclosing Party agrees that any such disclosure shall be limited in scope to the extent commercially practicable and shall not bestow any rights in the Licensed IP, as applicable, to such individuals or entities, and each Party agrees that any such disclosure, properly limited in scope and content, shall not constitute a violation of this provision or breach of this Agreement. The Parties acknowledge that disclosure of the Confidential Information as required pursuant to any local, state, or federal statute, regulation, or other law, or by order of any court of competent jurisdiction or decree of any governmental agency (but only after the disclosing Party has provided the other Party with reasonable written notice and opportunity to take action against any legally required disclosure) shall not constitute a breach of this Agreement.

Section VII.2 Exclusions. The Parties agree that Confidential Information shall not include information which, as proven by written records, (a) is in the public domain without fault of the receiving Party, (b) was known to the receiving Party prior to disclosure by the disclosing Party, (c) is independently developed by the receiving Party, (d) is disclosed to the receiving Party by a third party that is not subject to restrictions on such disclosure.

Section VII.3 Use of Confidential Information. Each Party agrees to use the other Party’s Confidential Information solely in connection with the business relationship between the Parties as described herein and not for any purpose other than as authorized by this Agreement without the prior written consent of an authorized representative of such Party. No other right or license, whether expressed or implied, in the disclosing Party’s Confidential Information is granted to the other Party hereunder. Except as expressly set forth herein, all right, title, and interest in and to the Confidential Information will remain solely with the disclosing Party. In addition, the receiving Party shall promptly notify the disclosing Party of any facts known to the receiving Party regarding any unauthorized disclosure or use of the disclosing Party’s Confidential Information.

Section VII.4 Return or Destruction of Confidential Information. Upon the expiration or termination of this Agreement for any reason or upon the other Party’s written request, each Party shall promptly: (a) return or destroy, at the other Party’s direction, all material embodying the Confidential Information of the other Party in such Party’s possession, custody or control; and (b) if requested by the other Party, deliver an affidavit certifying that such Party has complied with the obligations set forth herein.

Section VII.5 Survival. This Article VII shall survive any termination or expiration of this Agreement.

ARTICLE VIII.

INDEMNIFICATION

Section VIII.1 Indemnification of Licensor. Licensee agrees to defend, indemnify and hold harmless Licensor and its officers, directors, employees, agents and representatives from and against any and all third party claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Licensor (each, a “Licensor Claim”) which, directly or indirectly, relate to or arise out of (a) Licensee’s breach of this Agreement or any of Licensee’s representations, warranties or covenants hereunder, (b) any fraud, intentional misrepresentation, intentional misconduct, negligence, gross negligence, or willful or unlawful act or omission of the Licensee or its employees, officers, agents, subcontractors, dealers or representatives; (c) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Products; (d) any alleged or actual failure by Licensee to comply with Applicable Law; or (d) any false or misleading claims made by Licensee, its employees, agents, representatives, or Affiliates in connection with the use of Licensed IP, and/or Licensed Products.

Section VIII.2 Indemnification of Licensee. Licensor agrees to defend, indemnify and hold harmless Licensee and its officers, directors, employees, agents and representatives from and against any and all third party claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Licensee (each, a “Licensee Claim”) which, directly or indirectly, relate to or arise out of ssss(a) the breach of any of Licensor’s representations, warranties or covenants hereunder; (b) any fraud, intentional misrepresentation, intentional misconduct, negligence, gross negligence, or willful or unlawful act or omission of the Licensor or its employees, officers, agents, subcontractors, dealers or representatives; and (c) any claims by a third party that the Licensed IP infringes on such third-party’s intellectual property rights.

Section VIII.3 Indemnification Procedures. If a Party (the “Indemnified Party”) seeks indemnification under the terms and conditions of this Article VIII from the other Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim for which indemnification is sought (whether a direct claim brought by the Indemnified Party or a third party claim brought against the Indemnified Party) upon becoming aware of a claim. The Licensee shall promptly assume control of the defense and investigation of such claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnified Party’s sole cost and expense. The Indemnified Party may participate in the defense of such claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any such claim [on any terms or in any manner that adversely affects the rights of any indemnified Party] without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of such claim, the Indemnified Party has the right, but no obligation, to defend against such claim, including settling such claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 8.03 nor any Indemnified Party’s act or omission in the defense or settlement of any such claim will relieve the Indemnifying Party of its obligations under this Section 8.03, including with respect to any losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

ARTICLE IX.

LIMITATION OF LIABILITY

Section IX.1 Limitation of Liability. EXCEPT IN CASES OF WILLFUL OR INTENTIONAL ACTS, IN NO EVENT SHALL EITHER PARTY (INCLUDING EACH OF ITS AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, MANAGERS, OWNERS, EMPLOYEES, CUSTOMERS AND AGENTS) BE LIABLE TO THE OTHER FOR THE PAYMENT OF ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR LOST PROFITS, BUSINESS OR REVENUE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS Error: Reference source not found DOES NOT LIMIT EITHER PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS UNDER ARTICLE VIII HEREIN, INCLUDING FOR ANY CLAIMS BY THIRD PARTIES FOR THE PAYMENT OF ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR LOST PROFITS, BUSINESS OR REVENUE. LICENSEE AGREES THAT UNDER NO CIRCUMSTANCES SHALL LICENSOR’S LIABILITY UNDER THIS AGREEMENT EXCEED THE FEES PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT DURING THE PERIOD OF TIME IMMEDIATELY PRECEDING THE DATE UPON WHICH THE RELATED CLAIM AROSE.

ARTICLE X.

QUALITY CONTROL; RECALL; RECORDS; AUDIT

Section X.1 Quality Control. In order to ensure that Licensor’s quality standards are maintained, Licensor shall have the right to exercise quality control over Licensee’s use of the Licensed IP on or in connection with the Licensed Products to the extent reasonably necessary under Applicable Law to maintain the validity of the Licensed IP and protect the goodwill associated therewith. In furtherance of the foregoing:

(1.a) Approvals. Prior to the use of any Licensed IP which has not previously been approved or is not substantially consistent with a previously approved use, Licensee shall deliver to Licensor, at Licensee’s expense, a representative sample of the finished Licensed Products bearing the Licensed IP for Licensor’s review and approval with respect to the taste, look and feel of the Licensed Products. Notwithstanding the foregoing, Licensee shall be solely responsible for reviewing the finished Licensed Products for compliance with Applicable Law. In the event that Licensor has any objection to any sample provided pursuant to this subsection (b), Licensor shall provide written notice to Licensee of such objection in reasonable detail to facilitate cure by Licensee. If Licensee has not received written notice of any objection within ten (10) days following Licensor’s inspection or receipt of the sample, as applicable, Licensor shall be deemed to have approved such finished product, or use of the Licensed IP, as applicable. Approval of any particular finished product, or use of any Licensed IP, once given by Licensor, shall continue in effect with respect to use substantially consistent therewith, without need for further approval, unless such use, is altered in any material respect that Licensor reasonably determines (i) exceeds the scope of Licensee’s rights under this Agreement or (ii) violates Licensor’s quality standards, in Licensor’s sole reasonable discretion.

(1.b) Rejected, Damaged, or Defective Products. Licensee shall not sell, market, distribute, or use for any purpose, or permit any third party to sell, market, distribute, or use for any purpose, any Licensed Products bearing Frank White Marks which fail to pass testing required under this Agreement or which are damaged, defective or unsafe for human consumption.

Section X.2 Product Withdrawal; Recall.

(2.a) Licensee agrees to take all reasonable steps to recall or withdraw any of the Licensed Products from the market as a result of (i) a request, instruction or other action of any Governmental Agency; or (ii) a determination by Licensee for reasons associated with safety, quality or technical issues directly affecting the Licensed Products or otherwise.

(2.b) Upon Licensor’s written request, Licensee shall provide to Licensor for Licensor’s review and approval, a copy of Licensee’s withdrawal or recall program for the or Licensed Products. Licensee has complete responsibility for determining if a product withdrawal or recall is required.

(2.c) Licensee shall be responsible for all expenses and costs arising from or related to any withdraw or recall of the Licensed Products.

Section X.3 Records. Licensee shall do the following:

(1.a) Keep accurate records in sufficient detail to reflect its operations under this Agreement; and

(1.b) Retain the records for at least five years after the close of the period to which they pertain, or as required under Applicable Laws, whichever period is longer.

Section X.4 Audits.

(1.c) Upon the request of Licensor, with reasonable notice, Licensee shall allow Licensor once per quarter to have access during regular business hours to records, reports and other information directly relating to this Agreement as may be necessary to verify Licensee’s performance under this Agreement.

(1.d) The auditor will be chosen by Licensor and will be given full access to all business, accounting, financial, packaging, transportation, and purchase records directly pertaining to this Agreement upon execution of an appropriate confidentiality agreement specified by the Parties, and any activities of any such auditor shall be subject to any applicable law or regulation.

(1.e) All such audits shall be conducted in a manner so as to minimally interfere with Licensee’s operations. If any such audit discloses a liability for payment of monthly Royalty of two percent (2%) or more in excess of the Royalty Fee actually paid by Licensee for the applicable period, or if Licensee fails to timely deliver a required report following written notice of non-receipt of that report, in addition to paying the amount of the deficiency, Licensee shall pay Licensor’s costs of the examination revealing the shortfall.

ARTICLE XI.

INSURANCE

Section XI.1 Insurance. Licensee shall obtain and maintain during the Term and for twelve (12) months after the Term, from reputable insurance companies, general liability insurance with coverage amounts no less than $2,500,000 per occurrence and $5,000,000 in the annual aggregate and product liability insurance coverage with coverage amounts no less than $2,500,000 per occurrence and $5,000,000 in the annual aggregate. Licensee shall name Licensor as an additional insured on these insurance policies. All insurance policies required of Licensee under this Agreement shall be primary and without right of contribution from any similar policies which may be maintained by Licensor.

ARTICLE XII.

MISCELLANEOUS

Section XII.1 Announcements. No public announcement or press release regarding this Agreement may be made by either Party without the prior written consent of the other Party.

Section XII.2 Entire Agreement. This Agreement, including any and all exhibits and schedules hereto, constitutes the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements, representations and understandings of the Parties concerning the subject matter of this Agreement

Section XII.3 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason: (a) such invalidity or unenforceability shall not affect any other provision of this Agreement, (b) the remaining terms, covenants and conditions hereof shall remain in full force and effect and (c) any court of competent jurisdiction may so modify the objectionable provision as to make it valid and enforceable

Section XII.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

Section XII.5 Amendments. No amendment to or modification of this Agreement is effective unless it is writing and signed by an authorized representative of each Party.

Section XII.6 Further Assurances. Each Party hereby covenants and agrees without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purpose of this Agreement.

Section XII.7 Waiver. Any failure of a Party to insist upon strict compliance with any term, undertaking or condition of this Agreement shall not be deemed to be a waiver of such term, undertaking or condition unless the same is in writing and signed and dated by the Parties.

Section XII.8 No Agency, Partnership or Joint Venture. Nothing in this Agreement shall be construed as: (a) giving a Party any rights as a partner in or owner of the business of the other Party; (b) entitling a Party to control in any manner the conduct of the other Party’s business; (c) making a Party a joint venturer, joint employer, principal, agent, or employee of the other Party; or (d) creating a relationship of principal and agent. Except as expressly set forth in this Agreement or in any of the agreements or instruments contemplated hereby, neither Party shall have, nor shall it represent itself as having, the power to make any contracts or commitments in the name of or binding upon the other Party.

Section XII.9 No Assignment or Sublicensing. The rights granted hereunder are personal to Licensee, and may not be assigned, transferred, sublicensed, mortgaged or otherwise encumbered by Licensee or by operation of law without prior written consent of Licensor, which consent may be withheld in Licensor’s sole and absolute discretion. Except as consented to in writing by Licensor in each such instance, any purported sublicense or assignment by Licensee of any rights granted herein is void ab initio and constitutes a material breach of this Agreement and entitles Licensor to terminate this Agreement and/or any other remedies provided herein or at law. Licensor may assign its rights and obligations under this Agreement to any person or entity.

Section XII.10 Notice. All notices and other communications provided herein shall be in writing and effective upon the earliest of: (a) delivery to the recipient by messenger or overnight carrier service; or (b) three (3) business days after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth below. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday. The addresses may be changed by written notice in accordance with this Section. Notices and change of address shall be sent to the parties at the following address, unless otherwise notified in writing.

If to Licensor:	If to Licensee:

Tauriga Sciences, Inc.	Think Big, LLC
555 Madison Ave., 5th Floor	1920 Hillhurst Ave., #120
New York, NY 10022	Los Angeles, CA 90027
Email: sshaw@tauriga.com	Email: willie@thebigthinkers.com
Attn: Seth Shaw	Attn: Willie Mack

With a copy (which will not constitute notice) to:	With a copy (which will not constitute notice) to:
Greenberg Glusker LLP
2049 Century Park East, Suite 2600
Los Angeles, CA 90067
Attn: Andrew M. Apfelberg
Email: aapfelberg@greenbergglusker.com
Attn: Andrew Apfelberg
Email: willie@thebigthinkers.com
Attn: Willie Mack

Section XII.11 Dispute Resolution.

(11.a) Arbitration. In the event that any disagreement, dispute or claim arises among the Parties hereto with respect to the enforcement or interpretation of this Agreement or any specific terms and provisions hereof or with respect to whether an alleged breach or default hereof has or has not occurred (collectively, a “Dispute”), such Dispute shall be settled through binding arbitration (the “Arbitration”) under the Comprehensive Arbitration Rules and Procedures (the “Rules”) of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). A single disinterested third-party arbitrator shall be selected by JAMS in accordance with its then current Rules. The Arbitration shall be initiated by a Party by delivering written notice of intent to arbitrate to the other Parties in accordance with Section 12.11. Within thirty (30) days after delivery of such notice, unless the Parties mutually agree otherwise, the Arbitration shall be initiated and administered by and in accordance with the then current Rules of JAMS. The Arbitration shall be held in Los Angeles County, unless the parties mutually agree to have such proceeding in some other locale; the exact time and location shall be decided by the arbitrator(s) selected in accordance with the then current Rules of JAMS. The arbitrator shall apply California substantive law, or federal substantive law where state law is preempted The arbitrator selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of California The arbitrator shall have the power to grant all legal and equitable remedies provided by California law and award compensatory damages provided by California law, except that punitive damages shall not be awarded. The arbitrator shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the award is based. The arbitration award may be enforced through an action thereon brought in the Superior Court for the State of California in Los Angeles County.

(11.b) Attorney’s Fees and Costs. The prevailing Party in any Arbitration hereunder shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and any other expenses incurred directly or indirectly with said Arbitration, including without limitation the fees and expenses of the arbitrator(s). Any Party shall have the right to recover all reasonable attorney’s fees and costs incurred to enforce any judgment and/or collect any monies due pursuant to this Agreement, in addition to any other relief or damages to which such Party may be entitled.

Section XII.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California without giving effect to any choice or conflict of law provision or rule, whether of the state of California or any other jurisdiction.

Section XII.13 Equitable Relief. Licensee acknowledges that a breach by Licensee of Article II, Article II, Article VII or Article X of this Agreement may cause Licensor irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, Licensor will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and Licensee hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

Section XII.14 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

Section XII.15 Headings. Headings of articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section XII.16 Force Majeure. No Party shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of god, explosion, fire, flood, severe drought, civil unrest, war, whether or not declared, accident, labor strike or labor disturbances, terrorist activities, inability to procure supplies from third party vendors, sabotage, orders or decrees of any court, or actions of any government authority.

Section XII.17 Rules of Construction. The Parties have had the opportunity to retain independent legal and financial counsel with respect to the negotiation of this Agreement. They have independently, separately, and freely negotiated each and every provision of this Agreement as if all Parties drafted it, and therefore, waive any statutory or common-law presumption that would serve to have this document construed in favor of, or against, any Party.

Section XII.18 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. A facsimile or other electronic copy of a signature on this Agreement shall be acceptable as and deemed to be an original signature.

Section XII.19 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules and Exhibit refer to the Sections of an Schedules and Exhibits attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes and successor legislation thereto and any regulations promulgated thereunder. Any Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section XII.20 Independent Contractor. The relationship between he Parties is that of independent contractors. Nothing contained in this Agreement, nor any action taken by any Party to this Agreement, shall be deemed to constitute a Party (including any employees, agents or representatives of such Party) becoming an employee or legal representative of the other Party. A Party shall not be responsible for payment of worker’s compensation, disability benefits, unemployment insurance or for withholding income taxes and social security for any personnel or employees of the other Party.

Section XII.21 Attorneys’ Fees. In the event that any claim, suit, action, or proceeding is instated or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

Section XII.22 Survival. Expiration or termination of this Agreement for whatever reason shall not operate to affect any provisions that expressly or by implication survive termination.

[Signatures on following page]

IN WITNESS WHEREOF the undersigned have executed this Agreement, effective as of the date first written above.

LICENSEE:		LICENSOR:

TAURIGA SCIENCES, INC.		THINK BIG, LLC

By:	Tauriga Sciences Inc	By:
Name:		Name:	Willie Mack
Title:		Title:	President

Board of Directors	September 24, 2020

SCHEDULE A

Licensed IP

A. Frank White Marks

SCHEDULE B

Licensed Products

A.	Licensed Products

●	Chewing Gum (“Tauri-Gum”)
●	Gummies (“Tauri-Gummies”)
●	Rainbow Deluxe Sampler Pack (“Rainbow Pack”)
●	Frank White / Taui Gum 3 flavor

B.	Flavors -

C.	Colors

SCHEDULE C

Royalties

1.	Royalty. In consideration of the rights and licenses granted by Licensor to Licensee hereunder, and subject to the terms and conditions of this Agreement, Licensee agrees to pay a monthly Royalty to Licensor as follows:

a.	Year 1 of the Term: 12% of Net Sales

b.	Year 2 of the Term: 13% of Net Sales

2.	Payments. All payments shall be payable in U.S. Dollars. When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Eastern U.S. Edition at the time that the applicable payment was due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account set out below unless otherwise specified in writing by Frank White:

Recipient Bank:

Routing #:

Recipient account #:

Recipient name: Think BIG, LLC

Recipient address: 1920 Hillhurst Ave, #120, LA, CA 90027

3.	Taxes. Any withholding or other taxes that Licensee is required by Applicable Law to withhold or pay on behalf of Licensor, with respect to any Royalty payments to Licensor, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to Licensor; provided, however, that Licensor shall furnish Licensee with proper evidence of the taxes so paid. Licensee shall cooperate with Licensor and furnish Licensor with appropriate documents to secure application of the favorable rate of withholding tax under Applicable Law (or exemption from such withholding tax payments, as applicable).

SCHEDULE D

Authorized Channels

●	Licensee’s current E-commerce site (http://tauriga.com/)
●	Licensor’s current E-commerce site (https://www.comethinkbig.com/)
●	Amazon
●	Alibaba
●	Whole Foods
●	Erewhon
●	Walmart
●	NACS
●	CVS
●	AHOLD USA
●	Licensed dispensaries
●	Licensed delivery services

SCHEDULE E

Licensor Services

1.	Licensor Services. Subject to the terms and conditions set forth in this Agreement, Licensor agrees to provide the following services during the Term in connection with the Licensed Products:

a.	Coordinate with Licensee and provide creative direction and approval on all Licensed Products, Packaging Materials, Marketing Materials.

b.	Develop and execute an agreed creative campaign for the Licensed Products, including the launch of the Rainbow Pack.

c.	Post a minimum of [_one___(_1_)] posts on Licensor’s social media accounts during each week of the Term as follows: (i) [one___(_1_)] Instagram static In-Feed (aka “grid”) post on Licensor’s Instagram account (the “Instagram In-Feed Post”), (ii) [_one___(_1)] Instagram story post (which story shall include no less than two (2) frames) (the “Instagram Story Post” and together with the Instagram Grid Post, the “Social Media Posts”). During the Term, Licensee shall have the right to repost any and all of the Social Media Posts on its owned and operated social media accounts.

d.	Use good faith efforts to make available to Licensee any of its rights to select sound recordings, musical content, or such other music-related materials and assets that are owned and/or controlled by Licensor or its Affiliates (the “Music Rights”), including the upcoming Ready to Dance LP. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the Music Rights are not licensed hereunder. Any charges, fees or royalties payable for the Music Rights or any other rights not covered by this Agreement shall be additional to the Royalties and Marketing Fees and covered by separate agreement.

2.	Marketing Fee. In consideration of the Marketing and Promotional Services performed by Licensor hereunder, and subject to the terms and conditions of this Agreement, Licensee agrees to pay a quarterly Marketing Fee to Licensor in the amount of Fifteen Thousand Dollars ($15,000.00) for a period of twelve (12) months. For purposes of clarity, the aggregate Marketing Fees to be paid to Licensor under this Agreement will total Sixty Thousand Dollars ($60,000.00) and will be payable in full to Licensor within twelve (12) months of the Effective Date.

3.	Payments. All payments shall be payable in U.S. Dollars. When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Eastern U.S. Edition at the time that the applicable payment was due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account set out below unless otherwise specified in writing by Frank White:

Recipient Bank:

Routing #:

Recipient account #:

Recipient name: Think BIG, LLC

Recipient address: 1920 Hillhurst Ave, #120, LA, CA 90027

4.	Taxes. Any withholding or other taxes that Licensee is required by Applicable Law to withhold or pay on behalf of Licensor, with respect to any Marketing Fee payments to Licensor, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to Licensor; provided, however, that Licensor shall furnish Licensee with proper evidence of the taxes so paid. Licensee shall cooperate with Licensor and furnish Licensor with appropriate documents to secure application of the most favorable rate of withholding tax under Applicable Law (or exemption from such withholding tax payments, as applicable).